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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of American Express Company (the "Company"), for the merger of Rockford Industries, Inc. with a wholly owned subsidiary of American Express Company and to the incorporation by reference therein of our report dated February 5, 1998 with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP


New York, New York
January 4, 1999